CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” and to the use of our report dated February 3, 2006, which is incorporated by reference in this Registration Statement (Form N-1A) of DireXion Insurance Trust (formerly Potomac Insurance Trust), comprising Dynamic VP HY Bond Fund, Evolution VP Managed Bond Fund, and Evolution VP All-Cap Equity Fund (formerly Evolution VP Managed Equity Fund), to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 22 to the Registration Statement under the Securities Act of 1933 (File No. 333-93813) and in this Amendment No. 24 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-09761).

/s/ Ernst & Young LLP

Chicago, Illinois
April 28, 2006